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                                                                   Exhibit 10.19


              FORM CHANGE IN CONTROL EXECUTIVE SEVERANCE AGREEMENT


August 15, 1995


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                 Dep Corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In connection with this, the Company's Board of Directors (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

                 The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction arising from the possibility of a change in control of the Company by entering into this letter agreement (this "Agreement") with you, which Agreement is entered into pursuant to the Dep Corporation Retention and Severance Plan (the "RSP").

                 In order to induce you to remain in its employ, the Company hereby agrees that after this Agreement has been fully executed and subsequent to a "Change in Control" (as defined in Section 2), you shall receive the severance benefits set forth in this Agreement, in lieu of any other severance benefits under the RSP, in the event your employment with the Company is terminated under the circumstances described below.

                 1. Term of Agreement. This Agreement shall commence on August 15, 1995 and shall continue in effect through August 15, 1998; provided, however, that commencing on August 15, 1998, and each August 15 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than April 30 of such year, the Company shall have given notice that it does not wish to extend this Agreement; provided, that if a Change in Control (as defined in Section 2), occurs during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than eighteen (18) months beyond the month in which such Change in Control occurred. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the term of this Agreement extend beyond the end of the calendar month in which your 65th birthday occurs.
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                 2.       Change in Control.  No benefits shall be payable
hereunder unless there has been a Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to occur if:

                 (i) Robert Berglass, Judith Berglass and any controlled affiliate thereof (collectively, "Berglass") is no longer the Beneficial Owner of securities of the Company representing 26% or more of the combined voting power of the Company's then outstanding securities. For purposes of this Agreement, the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that Berglass shall be deemed to be the Beneficial Owner of any securities of the Company which are owned by Berglass but subject to call options by third parties unless and until such options are exercised;

                 (ii) individuals who at the beginning of any period of two consecutive years constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(i), (iii) or (iv)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof. For purposes of this Agreement, the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that the term shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company;

                 (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which Berglass remains the Beneficial Owner of securities of the Company representing at least 26% of the combined voting power of the Company's then outstanding securities; or

                 (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.
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                 3.       Termination Following Change in Control.

                 (i) General. If any of the events described in Section 2 constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4(ii) upon the subsequent termination of your employment during the term of this Agreement, unless such termination is (a) by the Company for "Just Cause" (as defined in Section 3(iii)) or for "Disability" (as defined in Section 3(ii)) or (b) by you other than for "Good Reason" (as defined in Section 3(iv)). In the event your employment with the Company is terminated for any reason and subsequently a Change in Control occurs, you shall not be entitled to any benefits hereunder.

                 (ii) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 3(v)) is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

                 (iii) Just Cause. Termination by the Company of your employment for "Just Cause" shall mean termination:

                 (a) upon your willful and continued failure to substantially perform your duties with the Company after a written demand for substantial performance is delivered to you by the Board which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties;

                 (b) upon your willful participation in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

                 (c) upon there being substantial evidence that you are guilty of a crime classified as a felony (or the equivalent thereof) under applicable law, or that you have been convicted of such a crime.

                 For purposes of this Section 3(iii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith. Notwithstanding the foregoing, you shall not be deemed terminated for Just Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the Board's good faith opinion you were guilty of conduct set forth above in this Section 3(iii) and specifying the particulars thereof in reasonable detail.
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                 (iv)   Good Reason.  You shall be entitled to terminate your
employment for Good Reason. "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of any of the following circumstances unless, in the case of Sections 3(iv)(a), (e), (f) or
(g), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 3(vi)) specified in the Notice of Termination given in respect thereof:

                 (a) the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to a Change in Control, or a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control;

                 (b) the Company's reduction of your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel of the Company and all management personnel of any person in control of the Company, provided that any such across-the-board reduction in base salary does not exceed 25% of your base salary immediately prior to the Change in Control;

                 (c) the relocation of the Company's offices at which you were principally employed immediately prior to the date of a Change in Control to a location more than 25 miles from such location or the Company's requiring you to be based anywhere other than the Company's offices at such location except for required travel on the Company's business to an extent substantially consistent with your present travel obligations;

                 (d) the Company's failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due, provided that you have given written notice of such failure to the Chief Executive Officer of the Company and the Company has not remedied such failure within seven (7) days after such notice;

                 (e) the Company's failure to continue in effect any material compensation or benefit plan in which you participate immediately prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company's failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed immediately prior to the Change in Control;
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                 (f)  the Company's failure to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Company's life insurance, medical, health and accident, or disability plans in which you are participating immediately prior to a Change in Control or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits; or

                 (g) the Company's failure to obtain an agreement from any successor to assume and agree to perform this Agreement.

                 Your right to terminate your employment pursuant to this
Section 3(iv) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                 (v) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                 (vi) Date of Termination, Etc. "Date of Termination" shall mean (a) if your employment is terminated for Disability thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30)-day period), and (b) if your employment is terminated pursuant to Section 3(iii) or Section 3(iv) or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Just Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given). Notwithstanding anything to the contrary contained in this Section 3(vi), if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or as set forth in Section 8; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

                 4. Compensation Upon Termination. Following a Change in Control, you shall be entitled to the benefits described below upon termination of your employment, provided that such termination occurs during the term of this Agreement. The benefits to which you are entitled, subject to the terms and conditions of this Agreement, are:
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                 (i)   If your employment shall be terminated by the Company
for Just Cause or by you other than for Good Reason, the Company shall pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

                 (ii) If your employment by the Company shall be terminated by you for Good Reason or by the Company other than for Just Cause or Disability, then you shall be entitled to the benefits provided below:

                 (a) the Company shall pay to you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, at the time specified in Section 4(v), plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due;

                 (b) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, at the time specified in Section 4(v), a lump sum severance payment (together with the payments provided in Sections 4(ii)(c) and (d) below, the "Severance Payments") equal to 6~ YOUR ANNUAL SALARY 7~ MONTHS OF YOUR ANNUAL SALARY (after adding back any voluntary salary reduction) as in effect as of the Date of Termination or immediately prior to the Change in Control, whichever is greater;

                 (c) the Company shall pay to you all reasonable legal fees and expenses incurred by you as a result of such termination (including all such reasonable fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (as set forth in Section 8 of this Agreement) or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code, as Amended (the "Code"), to any payment or benefit provided hereunder); and

                 (d) for a period of 8~ months after such termination, the Company shall arrange to provide you with life, disability, accident and group health insurance benefits substantially similar to those that you were receiving immediately prior to the Notice of Termination; provided, however, that (i) the Company shall no longer provide you with the group health insurance benefits referred to above at such time as you are covered under another employer's group health insurance plan, unless your participation in such other plan is affected by any exclusion or limitation related to a pre-existing condition and (ii) the Company shall no longer provide you with the life, disability or accident insurance benefits referred to above at such time as you are covered under another employer's life, disability
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                 or accident insurance plan, unless such other plan does not provide benefits substantially comparable to the benefits referred to above.

                 (iii) To the extent any payment made under this Agreement would not be deductible by the Company when paid or accrued by virtue of
Section 162(m) of the Code, the non-deductible portion of such payment shall be deferred and paid on the first date that the deductibility of such payment would not be limited by Section 162(m) of the Code.

                 (iv) If by reason of Section 280G of the Code any payment or benefit received or to be received by you in connection with a Change in Control or the termination of your employment (whether payable pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangements or agreement with the Company or an Affiliate (as defined below) (collectively with the Contract Payments, "Total Payments") would not be deductible (in whole or part) by the Company, an Affiliate or other person making such payment or providing such benefit, then the Severance Payments shall be reduced (to zero if necessary) and, if Severance Payments are reduced to zero, other Contract Payments shall be reduced (to zero if necessary) and, if Contract Payments are reduced to zero, other Total Payments shall be reduced (to zero if necessary) until no portion of the Total Payments is not deductible by reason of section 280G of the Code. For purposes of this limitation, (a) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and acceptable to you does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (without regard to subsection
(A)(ii) thereof); (c) the Severance Payments (and, thereafter, other Contract Payments and other Total Payments) shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses
(a) and (b) of Section 4(ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code, in the opinion of the tax counsel referred to in clause
(b), and (d) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of this Section 4(iii), the term "Affiliate" means the Company's successors, any Person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Company within the meaning of section 1504 of the Code.
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                 (v)   The payments provided for in Section 4(ii)(a) shall be
made not later than the fifth day following the Date of Termination. The payments provided for in Section 4(ii)(b) shall be made not later than the thirtieth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company.

                 (vi) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise nor, except as provided in Section 4(ii)(d), shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

                 5.       Other Employee Benefit Programs.

                 (i) The provisions of other employee benefit programs including, but not limited to, the Company's MBO Bonus Program, the 1983 and 1992 Stock Option Plans, the 1993 Stock Target Ownership Plan, the Executive Deferred Compensation Plan, and vacation pay, shall continue to apply. The terms and provisions of such plans and programs shall determine the benefits, if any, available you.

                 (ii) You shall have the right to continue health insurance benefits, after the severance benefits period specified in Section 4(ii)(d) expires, under the federal law known as COBRA; however, the severance benefits provided in Section 4(ii)(d) will be offset against the required COBRA continuation period. The Company shall provide you, upon the termination of your employment, with information regarding your rights under COBRA.

                 6.       Successors; Binding Agreement.

                 (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and receive compensation from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of
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implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Where the context requires, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                 (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                 7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                 8.       Arbitration; Dispute Resolution.

                 (i)   Arbitration Procedure.  The Claims Procedure provided in
Section VII of the RSP and the Arbitration Provision provided in Section VIII of the RSP shall not apply to any disagreement, dispute, controversy or claim arising out of or relating to this Agreement. Any such disagreement, dispute, controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") (except as otherwise provided in this Agreement) in Los Angeles, California. The arbitral tribunal shall consist of one arbitrator. In making any decision, the arbitrator shall apply and follow the substantive law of California without reference to the conflicts of law provisions thereof. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules. You and the Company agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Company shall pay all fees and expenses of the Arbitrator regardless of the result and shall provide all witnesses and evidence reasonably required by you to present your case. The Company shall pay to you all reasonable arbitration expenses and legal fees incurred by you as a result of a termination of your employment in seeking to obtain or enforce any right or benefit provided by this Agreement (whether or not you are successful in obtaining or enforcing such right or benefit). Such payments shall be made within five (5) days after your
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request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

                 (ii) Compensation During Dispute. Your compensation during any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows:

                 (a) If a purported termination by you for Good Reason occurs or is deemed to occur following a Change in Control and during the term of this Agreement, and such termination is disputed in accordance with Sections 3(vi) and 8(i) of this Agreement, the Company shall continue to pay you the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 8(i). Amounts paid under this
                 Section 8(ii)(a) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. You agree to remain in the employ of the Company during the resolution of the dispute and to continue to provide services unless your employment is terminated earlier by Disability or by action of the Company. If the dispute is resolved by a determination that you did not have Good Reason, this Agreement, in accordance with its terms, shall continue to apply to the circumstances of your employment by the Company and any termination thereof.

                 (b) If there is a termination by the Company followed by a dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that dispute the Company shall pay you one-hundred percent (100%) of the amount specified in Section 4(ii)(a) and fifty percent (50%) of the amount specified in Section 4(ii)(b) hereof, and the Company shall provide you with the other benefits provided in Section 4(ii) of this Agreement, if, but only if, you agree in writing that if the dispute is resolved against you, you shall promptly refund to the Company all payments you receive under Sections 4(ii)(a) and 4(ii)(b) of this Agreement. If the dispute is resolved in your favor, promptly after resolution of the dispute the Company shall pay you the sum that was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded monthly.
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                 9.       Miscellaneous.

                 (i) As a condition to your entitlement to receive any payments under this Agreement, you must execute a Benefits Acceptance Agreement in the form of Exhibit A attached hereto.

                 (ii) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

                 (iii) The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

                 (iv) All references to sections of the Code and the Exchange Act shall be deemed also to refer to any successor provisions to such sections.

                 (v) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                 (vi) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

                 (vii) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

                 (viii) The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

                 (ix) Nothing in this Agreement shall confer upon you any right to continue in the employ of the Company or shall interfere with or restrict in any way the Company's right, which is hereby expressly reserved, to discharge you at any time for any reason whatsoever, with or without cause and with or without notice.

                 10. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
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                 11.      Counterparts.  This Agreement may be executed in
several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                 12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, is hereby terminated and cancelled.

                 If this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.



                                          Dep Corporation



                                          By _________________________________
                                             ROBERT BERGLASS
                                             CHAIRMAN AND PRESIDENT




Agreed to this ______________ day

of ________________________, 1995.



Signature:       __________________________________________________
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